Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-112142

P R O S P E C T U S   S U P P L E M E N T

(To Prospectus Dated January 23, 2004)

$600,000,000

Newmont Mining Corporation

5.875% Notes due 2035

The notes will bear interest at the rate of 5.875% per year. Interest on the notes is payable on April 1 and October 1 of each year, beginning on October 1, 2005. The notes will mature on April 1, 2035. We may redeem some or all of the notes at any time or from time to time. The redemption prices are discussed under the caption “Description of Notes — Optional Redemption.”

The notes will be senior obligations of our company and will rank equally with all of our other senior indebtedness. The notes will be guaranteed by our subsidiary, Newmont USA Limited.

Investing in the notes involves risks. See “Risk Factors” beginning on page 4 of the accompanying prospectus and in Newmont’s Annual Report for the fiscal year ended December 31, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Public Offering Price	99.550%	$597,300,000
Underwriting Discount	0.875%	$5,250,000
Proceeds to Newmont (before expenses)	98.675%	$592,050,000

Interest on the notes will accrue from March 22, 2005 to date of delivery.

Delivery of the notes in book-entry form only will be made through the facilities of The Depository Trust Company and its participants, including Clearstream and the Euroclear System, on or about March 22, 2005.

Joint Book-Running Managers

Citigroup	JPMorgan

Lead Manager

UBS Investment Bank

HSBC	RBS Greenwich Capital	Scotia Capital

ANZ Securities, Inc.

Bear, Stearns & Co. Inc.

BNY Capital Markets

CIBC World Markets

RBC Capital Markets

March 17, 2005

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes certain matters relating to us and this offering. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the notes offered by this prospectus supplement and accompanying prospectus. For information about our notes, see “Description of Debt Securities and Guarantees” in the accompanying prospectus.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

NEWMONT MINING CORPORATION

We are the world’s largest gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Canada, Uzbekistan, Bolivia, New Zealand, Ghana and Mexico. As of December 31, 2004, we had gold reserves of 92.4 million equity ounces and an aggregate land position of approximately 51,500 square miles (133,500 square kilometers). In 2004, we derived more than 65% of our equity gold sales from politically and economically stable countries, namely the United States, Australia and Canada. We are also engaged in the production of silver, copper and zinc. For the years ended December 31, 2004, 2003 and 2002, we had revenues of $4.52 billion, $3.16 billion and $2.62 billion, respectively. In 2004, 2003 and 2002, we had net income applicable to common shares of $443.3 million, $475.7 million and $154.3 million, respectively.

Newmont Mining Corporation’s original predecessor corporation was incorporated in 1921 under the laws of Delaware. On February 13, 2002, at a special meeting of the stockholders of Newmont Mining Corporation, the stockholders approved adoption of an Agreement and Plan of Merger that provided for a restructuring of Newmont Mining Corporation to facilitate certain acquisitions and to create a more flexible corporate structure. Newmont Mining Corporation merged with an indirect, wholly-owned subsidiary, which resulted in Newmont Mining Corporation becoming a direct wholly-owned subsidiary of a new holding company. Newmont Mining Corporation was renamed Newmont USA Limited and the new holding company was renamed Newmont Mining Corporation. In this prospectus supplement, “Newmont Mining,” “we,” “our” and “us” refer to Newmont Mining Corporation and/or our affiliates and subsidiaries, as the context may require.

USE OF PROCEEDS

We estimate our net proceeds from this offering to be approximately $591.6 million after deducting the underwriting discount and our offering expenses. We intend to use the net proceeds to fund capital investments, including a potential 200-megawatt power plant in Nevada, and for other general corporate purposes. Pending such use, the net proceeds will be invested in short-term, interest-bearing securities.

DESCRIPTION OF NOTES

General

The following description of the particular terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities included in the attached prospectus. The notes will be issued under an indenture, dated as of March 22, 2005, among Newmont Mining, Newmont USA Limited and Citibank, N.A., as trustee. The following summary of the notes is qualified in its entirety by reference to the description of the debt securities and indenture contained in the accompanying prospectus.

The notes will mature on April 1, 2035. The notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The notes will be issued in fully registered form only, in denominations of $1,000 and integral multiples of that amount.

Newmont USA Limited will unconditionally guarantee on an unsubordinated basis the due and punctual payment of the principal of, and any interest on the notes, when and as these payments become due and payable, whether at maturity, declaration of acceleration, or otherwise. The guarantee of the notes will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of Newmont USA Limited.

We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of debt securities under the indenture.

Interest

We will pay interest on the notes at a rate of 5.875% per annum semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2005, to the persons in whose names the notes are registered at the close of business on March 15 or September 15, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Optional Redemption

The notes may be redeemed, in whole or in part, at our option at any time or from time to time. We will notify the trustee of our decision to redeem the notes, in whole or in part, as provided in the indenture. The redemption price for the notes to be redeemed on any redemption date will be calculated by us and will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), as determined by the Reference Treasury Dealer (as defined below), plus 25 basis points; plus, in each case, accrued and unpaid interest on the notes to the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360 day year consisting of twelve 30 day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Reference Treasury Dealer” means (A) Citigroup Global Markets Inc. or J.P. Morgan Securities Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Book-Entry Only Issuance

The notes initially will be evidenced by one or more global notes deposited with the trustee as custodian for The Depository Trust Company (which we sometimes refer to as DTC), and registered in the name of Cede & Co. as DTC’s nominee. See page 25 of the attached prospectus under the heading “Global Notes, Delivery and Form” for information regarding the DTC’s policies and procedures.

Clearstream, Luxembourg and Euroclear:    Links have been established among DTC, Clearstream, Luxembourg and Euroclear, which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream, Luxembourg and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream, Luxembourg and Euroclear, as participants in DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream, Luxembourg participant or a Euroclear participant, the purchaser must send instructions to Clearstream, Luxembourg or Euroclear through a participant at least one day prior to settlement. Clearstream, Luxembourg or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream, Luxembourg or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream, Luxembourg or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream, Luxembourg or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream, Luxembourg or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream, Luxembourg or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream, Luxembourg or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream, Luxembourg or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our ratio of earnings to fixed charges, as defined, for the periods indicated. Earnings in 2001 were inadequate to cover fixed charges with a deficiency of $43.8 million.

Years ended December 31,
2004	2003	2002	2001	2000
10.6	9.8	2.9	N/A	1.4

For the purposes of this table, fixed charges are calculated by adding the following:

•	net interest expensed,

•	interest capitalized, and

•	an estimate of the interest within rental expense.

For the purposes of this table, earnings are calculated by adding:

•	pre-tax income before income taxes, equity income and impairment of affiliates and cumulative effect of a change in accounting principle,

•	net interest expensed,

•	amortization of capitalized interest,

•	an estimate of the interest within rental expense,

•	income of equity investees, and

•	minority interest of consolidated subsidiaries.

and then subtracting:

•	losses of equity investees.

The term “equity investees” means investments that we account for using the equity method of accounting.

UNDERWRITING

Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint bookrunning managers of the offering, and are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriting named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of notes
Citigroup Global Markets Inc.	$252,000,000
J.P. Morgan Securities Inc.	108,000,000
UBS Securities LLC	60,000,000
Scotia Capital (USA) Inc.	30,000,000
RBS Greenwich Capital Markets, Inc.	30,000,000
HSBC Securities (USA) Inc.	30,000,000
ANZ Securities, Inc.	18,000,000
Bear, Stearns & Co. Inc.	18,000,000
BNY Capital Markets, Inc.	18,000,000
CIBC World Markets Corp.	18,000,000
RBC Dain Rauscher Inc.	18,000,000

Total	$600,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.50% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes included in this offering in, from or otherwise involving the United Kingdom.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Newmont
Per note	0.875%

In connection with the offering, Citigroup, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impost a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be $450,000.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus supplement and accompanying prospectus may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

VALIDITY OF NOTES

The validity of the notes will be passed upon for us by White & Case LLP, New York, New York and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement and the accompanying prospectus, including information incorporated by reference, are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. For additional information regarding “forward-looking” statements, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC’s web site at http://www.sec.gov. The information on our website is not incorporated by reference into and is not made a part of this prospectus supplement and the accompanying prospectus. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference in this prospectus supplement and the accompanying prospectus the document listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus supplement and the accompanying prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004; and

•	Our Current Reports on Form 8-K dated January 5, 2005, January 12, 2005, February 3, 2005, February 24, 2005, March 2, 2005 and March 3, 2005.

You may request a copy of these documents at no cost to you, by writing or telephoning us as follows:

Newmont Mining Corporation

1700 Lincoln Street

Denver, Colorado 80203

Attn: Office of the Secretary

(303) 863-7414

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus supplement and the accompanying prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

Newmont Mining Corporation

We may offer by this prospectus the following securities for sale:

•	Common Stock

•	Preferred Stock

•	Warrants to purchase Common Stock

•	Senior Debt Securities guaranteed by our subsidiary, Newmont USA Limited

•	Subordinated Debt Securities guaranteed by our subsidiary, Newmont USA Limited

•	Warrants to purchase Debt Securities

We will provide the specific terms of the securities that we are offering in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

See “Risk Factors” beginning on page 4 regarding factors you should consider before purchasing the securities being offered.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered by this prospectus or have determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated January 23, 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. The shelf process allows us to sell or otherwise offer any combination of the securities described in this prospectus in one or more offerings. All references to “dollars” or “$” in this prospectus refer to United States currency unless otherwise specified.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement with specific information about the terms of the securities. The prospectus supplement may also update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

NEWMONT MINING CORPORATION

Background

Newmont Mining Corporation’s original predecessor corporation was incorporated in 1921 under the laws of Delaware. On February 13, 2002, at a special meeting of the stockholders of Newmont Mining Corporation, the stockholders approved adoption of an Agreement and Plan of Merger that provided for a restructuring of Newmont Mining Corporation to facilitate the February 2002 acquisitions described below and to create a more flexible corporate structure. Newmont Mining Corporation merged with an indirect, wholly-owned subsidiary, which resulted in Newmont Mining Corporation becoming a direct wholly-owned subsidiary of a new holding company. Newmont Mining Corporation was renamed Newmont USA Limited and the new holding company was renamed Newmont Mining Corporation. There was no impact to the consolidated financial statements of Newmont Mining Corporation as a result of this restructuring and former stockholders of Newmont Mining Corporation became stockholders of the new holding company. In this prospectus, “Newmont Mining,” “we,” “our” and “us” refer to Newmont Mining Corporation and/ or our affiliates and subsidiaries.

Newmont Mining and Newmont USA

We are engaged in the production of gold, the exploration for gold and the acquisition and development of gold properties worldwide. We produce gold from operations in North America, South America, Australia, New Zealand, Indonesia, Uzbekistan and Turkey. We are also engaged in the production of, and exploration for, silver, copper and zinc. Newmont USA is a subsidiary of Newmont Mining.

Newmont Mining is primarily a holding company and has no material operations, sources of income or assets other than our equity interest in our subsidiaries. Because substantially all of our operations are conducted by our subsidiaries, our operating cash flow and our ability to service our indebtedness, including any debt securities that may be issued pursuant to this prospectus, depends upon the cash flow of our subsidiaries and their ability to make transfers to us in the form of loans, dividends or otherwise. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to such debt securities, other than Newmont USA through its guarantees of such debt securities, or to make any funds available for that purpose in the form of dividends, interest, loans, advances or other payments. If we cannot obtain sufficient funds from our subsidiaries, we may not be able to meet our obligations on the debt securities that may be issued pursuant to this prospectus.

Newmont Mining’s right and the ability of holders of its securities to participate in any distribution of assets of Newmont USA or any other subsidiary of Newmont Mining upon its liquidation or reorganization are subject to the prior claims of creditors of Newmont USA or such other subsidiary, as the case may be. Such claims may include claims by holders of debt of Newmont USA or such other subsidiary, as the case may be, and claims by creditors in the ordinary course of business.

Newmont Mining’s and Newmont USA’s principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203. Our telephone number is (303) 863-7414.

RISK FACTORS

Investment in our securities is subject to risks and uncertainties.

Every investor or potential investor in Newmont should carefully consider the risks that are set forth below, which have been separated into two groups:

•	risks related to the gold mining industry generally; and

•	risks related to our operations.

Other risks may be subsequently identified and the risk factors set forth below may be modified or updated in documents that we file subsequent to the date of this prospectus with the SEC which are incorporated by reference into this prospectus, as described in “Where You Can Find More Information” or in a prospectus supplement with respect to a particular offering of securities.

Risks Related to the Gold Mining Industry Generally

A Substantial or Extended Decline in Gold Prices Would Have a Material Adverse Effect on Newmont

Our business is extremely dependent on the price of gold, which is affected by numerous factors beyond our control. Factors tending to put downward pressure on the price of gold include:

•	sales or leasing of gold by governments and central banks;

•	a low rate of inflation and a strong U.S. dollar;

•	global and regional recession or reduced economic activity;

•	speculative trading;

•	decreased perception of geopolitical or economic risk;

•	decreased demand for gold for industrial uses, use in jewelry, and investment;

•	high supply of gold from production, disinvestment, and scrap and hedging;

•	sales by gold producers in forward transactions and other hedging transactions; and

•	devaluing local currencies (relative to gold priced in U.S. dollars) leading to lower production costs and higher production in certain major gold-producing regions.

Any drop in the price of gold adversely impacts our revenues, profits and cash flows, particularly in light of our “no-hedging” philosophy. We have recorded asset writedowns in recent years as a result of a sustained period of low gold prices. We may experience additional asset impairments as a result of low gold prices in the future.

In addition, sustained low gold prices can:

•	reduce revenues further by production cutbacks due to cessation of the mining of deposits or portions of deposits that have become uneconomic at the then-prevailing gold price;

•	halt or delay the development of new projects;

•	reduce funds available for exploration, with the result that depleted reserves are not replaced; and

•	reduce existing reserves, by removing ores from reserves that cannot be economically mined or treated at prevailing prices.

Also see the discussion of “Gold Price” in Item 1, “Business” in our Annual Report on Form 10-K for our most recently completed fiscal year.

Gold Producers Must Continually Obtain Additional Reserves

Gold producers must continually replace gold reserves depleted by production. Depleted reserves must be replaced by expanding known ore bodies or by locating new deposits in order for gold producers to maintain production levels over the long term. Gold exploration is highly speculative in nature, involves many risks and frequently is unproductive. No assurances can be given that any of our new or ongoing exploration programs will result in new mineral producing operations. Once mineralization is discovered, it may take many years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. As a result, reserves may decline as gold is produced if they are not adequately replaced.

Estimates of Proven and Probable Reserves are Uncertain

Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. Gold producers use feasibility studies to derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, comparable facility, equipment, and operating costs, and other factors. Actual cash operating costs and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change.

Increased Costs Could Affect Profitability

The total cash costs at any particular mining location are frequently subject to great variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and mining activities in response to the physical shape and location of the ore body. In addition, cash costs are affected by the price of commodities such as fuel and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any one location could have a significant effect on our profitability.

Mining Accidents or Other Adverse Events at a Mining Location Could Reduce Our Production Levels

At any of our operations, production may fall below historic or estimated levels as a result of mining accidents such as a pit wall failure in an open pit mine, or cave-ins or flooding at underground mines. In addition, production may be unexpectedly reduced at a location if, during the course of mining, unfavorable ground conditions or seismic activity are encountered; ore grades are lower than expected; the physical or metallurgical characteristics of the ore are less amenable to mining or treatment than expected; or our equipment, processes or facilities fail to operate properly or as expected.

The Use of Hedging Instruments May Prevent Gains Being Realized from Subsequent Price Increases

Consistent with our “no-hedging” philosophy, we do not intend to enter into new material gold hedging positions and we intend to decrease our hedge positions over time by opportunistically delivering gold into our existing hedge contracts, and by seeking to unwind our hedge positions when economically attractive. Nonetheless, we currently have gold hedging positions. If the gold price rises above the price at which future production has been committed under these hedge instruments, we will have an opportunity loss. However, if the gold price falls below that committed price, our revenues will be protected to the extent of such committed production. In addition, we may experience losses if a hedge counterparty defaults under a contract when the contract price exceeds the gold price.

For a more detailed description of our hedge positions, see the discussion in “Hedging” in Item 7A, “Quantitative and Qualitative Disclosures About Market Risks” in our Annual Report on Form 10-K for our most recently completed fiscal year.

Currency Fluctuations May Affect the Costs that Newmont Incurs

Currency fluctuations may affect the costs that we incur at our operations. Gold is sold throughout the world based principally on the U.S. dollar price, but a portion of our operating expenses are incurred in local currencies. The appreciation of non-U.S. dollar currencies against the U.S. dollar can increase the costs of gold production in U.S. dollar terms at mines located outside the United States, making such mines less profitable. The currencies which primarily impact our results of operations are the Canadian and Australian dollars.

For a more detailed description of how currency exchange rates may affect costs and for a recent discussion of specific currency fluctuations, see the discussion in “Foreign Currency Exchange Rates” in Item 7, “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” in our Annual Report on Form 10-K for our most recently completed fiscal year.

Gold Mining Companies are Subject to Extensive Environmental Laws and Regulations

Our exploration, mining and processing operations are regulated in all countries in which we operate under various federal, state, provincial and local laws and regulations relating to the protection of the environment, which generally include air and water quality, hazardous waste management and reclamation. Furthermore, these laws and regulations are continually changing and are generally becoming more restrictive. We have made, and expect to make in the future, expenditures to comply with such laws and regulations, but we cannot predict the amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements. The regulatory environment in which we operate could change in ways that would substantially increase our costs to achieve compliance. Delays in obtaining or failure to obtain government permits and approvals or significant changes in regulation could have a material adverse effect on our operations or financial position.

In addition, we are involved in several matters concerning environmental obligations associated with former mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. We cannot predict the ultimate resolution of these matters and we may not have sufficient reserves to cover any liabilities.

For additional information on our potential environmental liabilities, see the notes to our Consolidated Financial Statements contained in our in our Annual Report on Form 10-K for our most recently completed fiscal year and any subsequent Quarterly Report on Form 10-Q for our most recently completed fiscal quarter.

Risks Related to Newmont Operations

Certain Factors Outside of Our Control May Affect Our Ability to Support the Carrying Value of Goodwill

At December 31, 2002, the carrying value of our goodwill was approximately $3.0 billion or 30% of our total assets. Such goodwill has been assigned to our Merchant Banking Segment ($1.6 billion) and Exploration Segment ($1.1 billion), and to various mine site reporting units ($300 million in the aggregate). As further described in our Annual Report on Form 10-K for our most recently completed fiscal year under “Critical Accounting Policies” in Item 7, “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” and in Note 3 to the Consolidated Financial Statements, this goodwill arose in connection with our February 15, 2002 acquisition of Normandy Mining Limited and Franco-Nevada Mining Corporation Limited, and it represents the excess of the aggregate purchase price over the fair value of the identifiable net assets of Normandy Mining Limited and Franco-Nevada Mining Corporation Limited as measured at February 15, 2002. Such goodwill was assigned to reporting units based on independent appraisals performed by Behre Dolbear & Company, Inc., a mineral industry consulting firm. We evaluate, on at least an annual basis, the carrying amount of goodwill to determine whether current events and circumstances indicate that such carrying amount may no longer be recoverable. This evaluation involves a comparison of the fair value of our reporting units to their carrying values. The fair values of the applicable reporting units are based in part on certain factors that may be partially or completely outside of our control, such as the investing environment, the discovery of proven and probable reserves, commodity prices and other factors. In addition, we may not be able to easily replicate some of the assumptions underlying the Merchant Banking and Exploration Segment February 15, 2002 appraisals, even though these assumptions were based on historical experience and we consider these assumptions to be reasonable under the circumstances. With respect to the Merchant Banking Segment, these assumptions included (1) an initial investment of $300 million; (2) additional annual investments of $50 million commencing in year two (2003) of a seven-year time horizon; (3) an average long-term after-tax return of 37.3%; (4) the immediate reinvestment of average annual returns; and (5) discount rates ranging from 8% to 9%. With respect to the Exploration Segment, these assumptions included (1) 1.6 million recoverable ounces of additions to proven and probable reserves through new discoveries in the first year following the acquisition; (2) an annual growth rate for such reserve additions of 23.1% over a ten-year period; (3) a fair value for each recoverable ounce of reserve additions of approximately $58; and (4) a discount rate of 15%.

Our assumptions set forth above are subject to risks and uncertainties. In the absence of any mitigating valuation factors, our failure to achieve one or more of the February 15, 2002 appraisal assumptions will over time result in an impairment charge. Accordingly, we cannot give you any assurance that significant non-cash impairment losses will not be recorded in the future due to possible declines in the fair values of our reporting units. For a more detailed description of the estimates, assumptions and related risks involved in assessing the recoverability of the carrying value of goodwill, see the discussion under “Critical Accounting Policies” in Item 7, “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” in our Annual Report on Form 10-K for our most recently completed fiscal year.

Our Level of Indebtedness May Affect Our Business

As a result of our acquisitions, our level of indebtedness has increased, although net indebtedness is a smaller percentage of our total capitalization than it was prior to the acquisitions. As of September 30, 2003, our debt was $1.4 billion. This level of indebtedness could have important consequences for our operations, including:

•	We may need to use a large portion of our cash flow to repay principal and pay interest on our debt, which will reduce the amount of funds available to finance our operations and other business activities;

•	Our debt level may make us vulnerable to economic downturns and adverse developments in our businesses and markets; and

•	Our debt level may limit our ability to pursue other business opportunities, borrow money for operations or capital expenditures in the future or implement our business strategy.

We expect to obtain the funds to pay our expenses and to pay principal and interest on our debt by utilizing cash flow from operations. Our ability to meet these payment obligations will depend on our future financial performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets in which we operate. We cannot be certain that our future cash flow from operations will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If cash flow from operations is insufficient, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or issue additional equity. We cannot be sure that we will be able to do so on commercially reasonable terms, if at all.

Our Operations Outside North America and Australia are Subject to the Risks of Doing Business Abroad

Exploration, development and production activities outside of North America and Australia are potentially subject to political and economic risks, including:

•	cancellation or renegotiation of contracts;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

•	changes in foreign laws or regulations;

•	changes in tax laws;

•	royalty and tax increases or claims by governmental entities, including retroactive claims;

•	expropriation or nationalization of property;

•	currency fluctuations (particularly in countries with high inflation);

•	foreign exchange controls;

•	restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, and on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts;

•	import and export regulations, including restrictions on the export of gold;

•	restrictions on the ability to pay dividends offshore;

•	environmental controls;

•	risks of loss due to civil strife, acts of war, guerrilla activities, insurrection and terrorism; and

•	other risks arising out of foreign sovereignty over the areas in which our operations are conducted.

Consequently, our exploration, development, and production activities outside of North America and Australia may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations. Furthermore, in the event of a dispute arising from such activities, we may be subject to the exclusive jurisdiction of courts outside North America or Australia or may not be successful in subjecting persons to the jurisdiction of the courts in North America or Australia, which could adversely affect the outcome of a dispute.

We have substantial investments in Indonesia, a nation that since 1997 has undergone financial crises and devaluation of its currency, outbreaks of political and religious violence, changes in national leadership, and the secession of East Timor, one of its former provinces. Despite democratic elections in 1999, a change in government occurred in late July 2001, and civil unrest, independence movements, and tensions between the civilian government and the military continue. These problems heighten the risk of abrupt changes in the national policy toward foreign investors, which in turn could result in unilateral modification of concessions or contracts, increased taxation, or expropriation of assets. If this were to occur with respect to our Contracts of Work, our financial condition and results of operations could be materially adversely affected.

During the last two years, Minera Yanacocha, of which we own a 51.35% interest, has been the target of numerous local political protests, including ones that blocked the road between the Yanacocha mine complex and the city of Cajamarca in Peru. We cannot predict whether these incidents will continue, nor can we predict the government’s continuing positions on foreign investment, mining concessions, land tenure, environmental regulation or taxation. The continuation or intensification of protests or a change in prior governmental positions could adversely affect our operations in Peru.

Recent violence reportedly committed by radical elements in Indonesia and other countries, and the presence of U.S. forces in Iraq and Afghanistan may increase the risk that operations owned by U.S. companies will be the target of further violence. If any of our operations were so targeted, it could have an adverse effect on our business.

Remediation Costs for Federal Superfund Law Liabilities May Exceed the Provisions We Have Made

We have conducted extensive work at two inactive sites in the United States. At one of these sites, remediation requirements have not been finally determined, and, therefore, the final cost cannot be estimated. At a third site in the United States, an inactive uranium mine and mill formerly operated by one of our subsidiaries, remediation work at the mill is ongoing, but remediation at the mine is subject to dispute and has not yet commenced. The environmental standards that may ultimately be imposed at this site as a whole remain uncertain and there is a risk that the costs of remediation may exceed the provision our subsidiary has made for such remediation by a material amount.

Whenever a previously unrecognized remediation liability becomes known or a previously estimated cost is increased, the amount of that liability or additional cost is expensed and this can materially reduce net income in that period.

Occurrence of Events for Which We are Not Insured May Affect Our Cash Flow and Overall Profitability

We maintain insurance to protect ourselves against certain risks related to our operations. This insurance is maintained in amounts that we believe to be reasonable depending upon the circumstances surrounding each identified risk. However, we may elect not to have insurance for certain risks because of the high premiums associated with insuring those risks or for various other reasons; in other cases, insurance may not be available for certain risks. Some concern always exists with respect to investments in parts of the world where civil unrest, war, nationalist movements, political violence or economic crisis are possible. These countries may also pose heightened risks of expropriation of assets, business interruption, increased taxation and a unilateral modification of concessions and contracts. We do not maintain insurance against political risk. Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

Our Business Depends on Good Relations with Our Employees

We may experience difficulties in integrating labor policies, practices, and strategies with our acquired subsidiaries. In addition, problems with or changes affecting employees of one subsidiary may affect relations with employees of other subsidiaries.

At December 31, 2002, unions represented approximately 37% of our worldwide work force. On that date, we had 958 employees at our Carlin, Nevada operations, 244 employees in Canada at our Golden Giant operation, 3,446 employees in Indonesia at our Batu Hijau operations, 47 employees in New Zealand at our Martha operation, 351 employees in Bolivia at our Kori Kollo operation, and 494 employees in Australia at our Golden Grove, Pajingo, Tanami and Yandal operations combined, working under a collective bargaining agreement or similar labor agreement.

Our Earnings also Could be Affected by the Prices for Other Commodities

Our revenues and earnings also could be affected by the prices of other commodities such as copper and zinc, although to a lesser extent than by the price of gold. The prices of copper and zinc are affected by numerous factors beyond our control. For more information, see the discussion under “Copper and Zinc” in Item 1, “Business” and the discussion under Item 2, “Properties” in our Annual Report on Form 10-K for our most recently completed fiscal year.

Title to Some of Our Properties May Be Defective or Challenged

Although we have conducted title reviews of our properties, title review does not necessarily preclude third parties from challenging our title. While we believe that we have satisfactory title to our properties, some risk exists that some titles may be defective or subject to challenge. In addition, some of our Australian properties could be subject to native title or traditional landowner claims, but these claims would not deprive us of the properties. For information regarding native title or traditional landowner claims, see the discussion under the Australia section of Item 2, “Properties” in our Annual Report on Form 10-K for our most recently completed fiscal year.

We Compete With Other Mining Companies

We compete with other mining companies to attract and retain key executives and other employees with technical skills and experience in the mining industry. We also compete with other mining companies for rights to mine properties containing gold and other minerals. There can be no assurance that we will continue to attract and retain skilled and experience employees, or to acquire additional rights to mine properties.

Our Anti-Takeover Provisions Could Limit Amounts Offered in a Takeover

Article Ninth of our certificate of incorporation and our rights agreement may make it more difficult for various corporations, entities or persons to acquire control of us or to remove management. Article Ninth of our certificate of incorporation requires us to obtain the approval of holders of 80% of all classes of our capital stock who are entitled to vote in the election of directors, voting together as one class, to enter into certain types of transactions generally associated with takeovers, unless our Board of Directors approves the transaction before the other corporation, entity or person acquires 10% or more of our outstanding shares. In addition, the Board has declared a dividend of one preferred share purchase right for each outstanding share of our common stock under a rights agreement, dated as of February 13, 2002, between Newmont Mining and Mellon Investor Services LLC, as the rights agent. The rights agreement, in effect, imposes a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock without the approval of the Board. While the anti-takeover provisions protect stockholders from coercive or otherwise unfair takeover tactics, they may also limit the premium over market price available to holders of common stock in a takeover situation.

USE OF PROCEEDS

Unless we state otherwise in a prospectus supplement, the net proceeds from the sale of any securities will be used for general corporate purposes including the repayment of debt, acquisitions, additions to working capital and capital expenditures.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table contains our ratios of earnings to fixed charges for the periods indicated. Earnings in 2001, 1999 and 1998 were inadequate to cover fixed charges with a deficiency of $43.8 million for 2001, $75.1 million for 1999 and $689.7 million for 1998.

	Year ended December 31,
Nine months ended September 30, 2003	2002	2001	2000	1999	1998
10.0	2.86	—	1.40	—	—

The following table contains our ratios of earnings to fixed charges and preferred stock dividends for the periods indicated. Earnings in 2001, 1999 and 1998 were inadequate to cover fixed charges and preferred stock dividends with a deficiency of $66.8 million for 2001, $98.1 million for 1999 and $712.7 million for 1998.

	Year ended December 31,
Nine months ended September 30, 2003(1)	2002(1)	2001	2000	1999	1998
10.0	2.78	—	1.20	—	—

(1)	On May 15, 2002, we redeemed all issued and outstanding shares of our $3.25 convertible preferred stock. This redemption eliminated $7.5 million of annual preferred stock dividends prospectively. Because we have had no preferred stock outstanding since May 15, 2002, except for our special voting stock which has no right to receive dividends, our ratio of earnings to fixed charges and preferred stock dividends for the nine months ended September 30, 2003 is the same as our ratio of earnings to fixed charges for the same period.

For the purposes of these tables, fixed charges are calculated by adding the following:

•	interest expensed and capitalized,

•	amortized premiums, discounts and capitalized expenses related to indebtedness,

•	an estimate of the interest within rental expense and

•	preferred stock dividend requirements of consolidated subsidiaries, if any.

For purposes of these tables, earnings are calculated by adding:

•	pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees,

•	fixed charges,

•	amortization of capitalized interest,

•	distributed income of equity investees and

•	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges

•	and then subtracting:

•	capitalized interest,

•	preferred stock dividend requirements of consolidated subsidiaries, if any, and

•	minority interests in pre-tax income of subsidiaries that have not incurred fixed charges.

The term “equity investees” means investments that we account for using the equity method of accounting. The term “preferred stock dividend” means the amount of pre-tax earnings that is required to pay the dividends on outstanding preferred stock.

DESCRIPTION OF OUR CAPITAL STOCK

The rights of our stockholders will be governed by Delaware law, our certificate of incorporation and our by-laws. The following is a summary of the material terms of our capital stock. For additional information regarding our capital stock, please refer to the applicable provisions of Delaware law, our certificate of incorporation and by-laws and the rights agreement, dated as of February 13, 2002, between us and Mellon Investor Services LLC, as rights agent, relating to rights to purchase shares of our series A junior participating preferred stock. Copies of our certificate of incorporation, our by-laws and our rights agreement are exhibits to the registration statement of which this prospectus is a part.

As of January 12, 2004, we had 755,000,000 shares of authorized capital stock. Those shares consisted of:

•	5,000,000 shares of preferred stock, par value $5.00 per share, of which one share of special voting stock was outstanding; and

•	750,000,000 shares of common stock, par value $1.60 per share, of which (1) 398,829,809 shares were outstanding, including shares evidenced by Australian CHESS depositary interests which represent beneficial ownership of shares of common stock of Newmont Mining on a ten-for-one basis and (2) 42,795,478 shares were issuable upon conversion of the exchangeable shares of Newmont Mining Corporation of Canada Limited (“Newmont Canada”), have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock.

The holder of the outstanding share of special voting stock exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of outstanding shares of the exchangeable shares.

Common Stock

The following is a summary of the terms of our common stock. For additional information regarding our common stock, please refer to our certificate of incorporation, our by-laws and the applicable provisions of Delaware law.

Dividend Rights

Holders of our common stock may receive dividends when, as and if declared by our Board out of funds of Newmont Mining legally available for the payment of dividends. Subject to the terms of any outstanding preferred stock, holders of our common stock may not receive dividends until we have satisfied our obligations to any holders of our preferred stock.

As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Currently, we pay dividends on our common stock each quarter. The determination of the amount and timing of future dividends will be made by our Board of Directors from time to time and will depend on our future earnings, capital requirements, financial conditions and other relevant factors.

Voting and Other Rights

Holders of our common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters.

Holders of shares of our special voting share are entitled to vote, as a single class, together with the holders of shares of our common stock on all matters on which our stockholders are entitled to vote. The holders of record of a majority of the outstanding shares of our capital stock entitled to vote at the meeting of our stockholders must be present in person or represented by proxy at the meeting in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, “shares of our capital stock” includes shares of our common stock (including shares represented by Australian CHESS depositary interests), as well as the maximum number of shares of our common stock that the holder of the special voting share is entitled to vote at the meeting on behalf of the holders of the outstanding exchangeable shares. For additional information regarding our special voting share, please see the discussion in “— Special Voting Stock” beginning on page 8 of this prospectus.

Special meetings of our stockholders may be called by our Board of Directors or by the Chairman of the Board or by our President, and will be called by the Chairman of the Board or by our President or Secretary upon a written request stating the purposes of the proposed meeting and signed by a majority of our Board of Directors or stockholders owning at least 25% of our outstanding capital stock entitled to vote at the meeting.

Written notice of a meeting of our stockholders is given personally or by mail, not less than 10 days nor more than 60 days before the date on which the meeting is held, to each stockholder of record entitled to vote at the meeting. The notice must state the time, place and purposes of the meeting. In the event of a special meeting called upon the written request of our stockholders, the notice will describe any business set forth in the statement of purpose in the written stockholder request, as well as any additional business that our Board of Directors proposes to be conducted at the meeting. If mailed, the notice will be sent to our stockholders at their respective addresses appearing on our stock records or to such other addresses as they may designate in writing, and will be deemed given when mailed. A waiver of any notice, signed by a stockholder before or after the time for the meeting, will be deemed equivalent to that stockholder having received the notice.

Our Board of Directors is not classified. Directors are to be elected by a plurality of those shares of our capital stock present and entitled to vote at a meeting of stockholders, and our stockholders do not have the right to cumulate their votes in the election of directors.

Liquidation

In the event of any liquidation, dissolution or winding up of Newmont Mining, holders of our common stock would be entitled to receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior rights of the holders of any of our preferred stock then outstanding. Immediately prior to any liquidation, dissolution or winding up of Newmont Mining, all holders of exchangeable shares would become holders of our common stock pursuant to the terms of the exchangeable shares and would therefore be entitled to share ratably in any distribution to other holders of common stock.

Redemption

Newmont Mining common stock is not redeemable or convertible.

Preferred Share Purchase Rights

Each issued share of our common stock includes a preferred stock purchase right. See “Anti-Takeover Provisions – Stockholders Rights Plan” below.

Other Provisions

All of the issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive rights with respect to any securities of Newmont Mining.

Listing

Our common stock trades on the New York Stock Exchange under the symbol “NEM.” ChaseMellon Stockholder Services, L.L.C. is the registrar, transfer agent, conversion agent and dividend disbursing agent for the common stock.

Our common stock also trades in the form of Australian CHESS depositary interests on the Australian Stock Exchange under the symbol “NEM”.

Newmont Mining CDIs

The Newmont Mining Australian CHESS depositary interests (the “CDIs”) are units of beneficial ownership in our common stock held by CHESS Depositary Nominees Pty Ltd. (ACN 071346506) (“CDN”), a wholly owned subsidiary of the Australian Stock Exchange Limited (ACN 008624691). The Newmont Mining CDIs entitle holders to dividends and other rights economically equivalent to our common stock on a ten-for-one basis, including the right to attend Newmont Mining stockholders’ meeting. The Newmont Mining CDIs are convertible at the option of the holders into our common stock on a ten-for-one basis. CDN, as the stockholder of record, will vote the underlying shares of our common stock in accordance with the directions of the CDI holders.

Preferred Stock – General

Our preferred stock is issuable in series. Our board of directors has the power to fix various terms for each series of preferred stock, including the following:

•	voting powers,

•	designations,

•	preferences,

•	the relative participating and option or other rights,

•	qualifications, and

•	limitations and restrictions.

Special Voting Stock

The following is a summary of our special voting stock, which consists of a share of preferred stock with special voting rights. For additional information regarding our special voting stock, please refer to the certificate of designations setting forth the terms of the special voting stock. The certificate of designations is an exhibit to the registration statement of which this prospectus is a part.

Computershare Trust Company of Canada, as trustee under a voting and exchange trust agreement, holds the outstanding share of special voting stock. The holder of the special voting share exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of the exchangeable shares of our wholly-owned subsidiary, Newmont Canada. The exchangeable shares have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock. Upon the unanimous approval of Newmont Mining’s board of directors, Newmont Canada may from time to time issue additional exchangeable shares. The following is a summary description of the material provisions of the rights, privileges, restrictions and conditions attaching to the special voting share and the related exchangeable shares as they affect Newmont Mining.

Ranking

With respect to distributions of assets upon liquidation, dissolution or winding up of Newmont Mining, the special voting share ranks (1) senior to our common stock, (2) on parity with our other preferred stock and (3) junior to any other class or series of capital stock of Newmont Mining.

Dividend Rights

The special voting share is not entitled to receive dividends.

Holders of exchangeable shares are entitled to receive dividends from Newmont Canada which are equivalent to any declared by our Board of Directors on our common stock. These dividends will be paid out of money, assets or property of Newmont Canada properly applicable to the payment of dividends, or out of authorized but unissued shares of Newmont Canada, as applicable. Holders of exchangeable shares are not entitled to any dividends other than or in excess of the foregoing dividends. The record date for the determination of the holders of exchangeable shares entitled to receive payment of, and the payment date for, any dividend declared on the exchangeable shares will be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on shares of our common stock.

Voting Rights

Holders of exchangeable shares are not holders of our common stock and, therefore, do not have the direct right to vote on matters relating to Newmont Mining on which our stockholders are entitled to vote.

The holder of the special voting share has the right to vote together with the holders of our common stock on all matters on which holders of our common stock are entitled to vote. The holder of the special voting share is entitled to cast a number of votes equal to the lesser of (1) the number of exchangeable shares outstanding from time to time (except those exchangeable shares held by us or our affiliates) and (2) 10% of the total number of votes attached to the shares of our common stock then outstanding. The holder of the special voting share will exercise the voting and others rights attached to the share only on the basis of instructions received from holders of exchangeable shares, as trustee for and on behalf of the registered holders of the exchangeable shares.

Certain Restrictions

So long as any of the exchangeable shares not owned by us or our affiliates are outstanding:

(1) without the approval of the holders of the exchangeable shares and Newmont Canada (unless in each case the economic equivalent is simultaneously issued, distributed or made, as the case may be, to the holders of exchangeable shares), we will not:

•	issue or distribute shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to the holders of all or substantially all of the then outstanding shares of our common stock by way of stock dividend or other distribution, other than an issue of shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to holders of shares of our common stock (a) who exercise an option to receive dividends in shares of our common stock or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, in lieu of receiving cash dividends, or (b) pursuant to any dividend reinvestment plan or similar arrangement;

•	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of our common stock entitling them to subscribe for or to purchase shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock;

•	issue or distribute to the holders of all or substantially all of our then outstanding shares of common stock (a) shares or securities (including evidences of indebtedness) of Newmont Mining of any class (other than shares of our common stock or securities convertible into or exchangeable for or carrying rights to acquire shares of our common stock), or (b) rights, options, warrants or other assets other than those referred to above;

•	subdivide, redivide or change our then outstanding shares of common stock into a greater number of shares of our common stock;

•	reduce, combine, consolidate or change our then outstanding shares of common stock into a lesser number of shares of our common stock; or

•	reclassify or otherwise change shares of our common stock or effect an amalgamation, merger, reorganization or other transaction affecting shares of our common stock.

(2) in the event that a tender offer, share exchange offer, issuer bid, takeover bid or similar transaction with respect to shares of our common stock is proposed by us or is proposed to us or our stockholders and is recommended by our Board, or is otherwise effected or to be effected with the consent or approval of the our Board, and the exchangeable shares are not redeemed by Newmont Canada or purchased by us (or our wholly-owned subsidiary, Newmont Holdings ULC), we will expeditiously and in good faith take all actions and do all things as are reasonably necessary or desirable to enable and permit holders of exchangeable shares (other than us and our affiliates) to participate in the transaction to the same extent and on an economically equivalent basis as the holders of shares of our common stock, without discrimination. Without limiting the generality of the foregoing, we will take all actions and do all things as are reasonably necessary or desirable to ensure that holders of exchangeable shares may participate in each similar transaction without being required to retract exchangeable shares as against Newmont Canada or, if so required, to ensure that any retraction, shall be effective only upon, and shall be conditional upon, the closing of that transaction and only to the extent necessary to participate in the transaction.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of Newmont Mining, (1) the holder of the special voting share will be entitled to receive an amount equal to $0.001 and (2) all of the exchangeable shares will automatically be exchanged for shares of our common stock. We will purchase each exchangeable share on the fifth business date prior to the liquidation, dissolution or winding up for a purchase price per share to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

In the event of the liquidation, dissolution or winding-up of Newmont Canada, we (or Newmont Holdings ULC) have the right to purchase all, but not less than all, of the outstanding exchangeable shares from the holders thereof upon payment of a liquidation amount. The liquidation amount will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on the liquidation, dissolution or winding-up of Newmont Canada, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

Redemption and Retraction

The special voting share is not redeemable or convertible, except, if no exchangeable shares, other than exchangeable shares held by us or our affiliates, or securities which could give rise to the issuance of any exchangeable shares to any person are outstanding, the special voting share will automatically be redeemed for $0.001.

Holders of exchangeable shares are entitled at any time, upon delivery of a certificate representing their exchangeable shares and a duly executed retraction request, to require Newmont Canada to redeem their exchangeable shares. The retraction price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on a retraction of an exchangeable share, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any. Newmont Canada must deliver all retraction requests to us (or Newmont Holdings ULC), whereupon we (or Newmont Holdings ULC), instead of Newmont Canada, will have the right to purchase for the retraction price the exchangeable shares that are the subject of the request. If we do not exercise this right, Newmont Canada is required to effect the redemption.

On or at any time after the seventh anniversary of the date on which the exchangeable shares were first issued, subject to acceleration in some circumstances, Newmont Canada is required to redeem all the outstanding exchangeable shares. The redemption price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions of the exchangeable shares on a redemption of exchangeable shares, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends, if any. In this event, we (or Newmont Holdings ULC) will have the overriding right to acquire the outstanding exchangeable shares in exchange for the redemption price on the redemption date. If we exercise this right, Newmont Canada’s obligation to redeem the exchangeable shares will terminate.

Listing

The exchangeable shares are listed on the Toronto Stock Exchange under the symbol “NMC”.

Anti-Takeover Provisions

Article Ninth of our certificate of incorporation and our rights agreement may make it more difficult for various corporations, entities or persons to acquire control of us or to remove management.

Approval of Various Mergers, Consolidations, Sales and Leases

Article Ninth of our certificate of incorporation requires us to get the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class, to enter into the following types of transactions:

•	a merger or consolidation between us and another corporation that holds 10% or more of our outstanding shares;

•	the sale or lease of all or a substantial part of our assets to another corporation or entity that holds 10% or more of our outstanding shares; or

•	any sale or lease to us of assets worth more than $10 million in exchange for our securities by another corporation or entity that holds 10% or more of our outstanding shares.

However, Article Ninth does not apply to any transaction if:

•	our Board approves the transaction before the other corporation, person or entity becomes a holder of 10% or more of our outstanding shares; or

•	we or our subsidiaries own a majority of the outstanding voting shares of the other corporation.

Article Ninth can only be altered or repealed with the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class.

Stockholders Rights Plan

On January 30, 2002, our Board declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The dividend was paid on February 15, 2002 to the stockholders of record on February 15, 2002. The rights were issued pursuant to the terms of the Rights Agreement, dated as of February 13, 2002 between Newmont Mining and Mellon Investor Services LLC, as the rights agent.

Our Board has adopted this rights agreement to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 15% or more of our outstanding common stock without the approval of our Board of Directors. The rights agreement should not interfere with any merger or other business combination approved by our Board.

The following is a summary description of our rights agreement and should be read together with the entire rights agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

The Rights. Our Board authorized the issuance of a right with respect to each share of common stock outstanding on February 15, 2002. The rights initially trade with, and are inseparable from, shares of our common stock. The rights are evidenced only by certificates that represent shares of our common stock. New rights will accompany any new shares of our common stock that we issue after February 15, 2002 until the Distribution Date described below.

Exercise Price. Each right allows its holder to purchase from Newmont Mining one one-thousandth of a share of Series A Junior Participating Preferred Stock (“preferred share”) for $100, once the rights become exercisable. This portion of a preferred share will give the stockholder approximately the same dividend, voting and liquidation rights as would one share of common stock. Prior to exercise, the right does not give its holder any dividend, voting or liquidation rights.

Exercisability. The rights are not exercisable until:

•	10 days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of our outstanding common stock, or, if earlier, or

•	10 business days (or a later date determined by our Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.

We refer to the date when the rights become exercisable as the “Distribution Date.” Until that date, the common stock certificates also evidence the rights, and any transfer of shares of common stock constitutes a transfer of rights. After that date, the rights will separate from the common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. Any rights held by an Acquiring Person are void and may not be exercised.

Our Board may reduce the threshold at which a person or group becomes an Acquiring Person from 15% to not less than 10% of the outstanding common stock.

Consequences of a Person or Group Becoming an Acquiring Person.

•	Flip In. If a person or group becomes an Acquiring Person, all holders of rights except the Acquiring Person may, for $100, purchase shares of our common stock prior to the acquisition.

•	Flip On. If we are later acquired in a merger of similar transaction after the Distribution Date, all holders of rights except the Acquiring Person may, for $100, purchase shares of the acquiring corporation with a market value of $200 based on the market price of the acquiring corporation’s stock, prior to the merger.

Preferred Share Provisions. Each one one-thousandth of a preferred share, if issued:

•	will not be redeemable;

•	will entitle holders to quarterly dividend payments of $0.001 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater;

•	will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of common stock, whichever is greater;

•	will have the same voting power as one share of common stock; and

•	if shares of our common stock are exchanged by merger, consolidation or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

The value of one one-thousandth interest in a preferred share should approximate the value of one share of common stock.

Expiration. The rights will expire on February 13, 2012.

Redemption. Our Board of Directors may redeem the rights for $0.001 per right at any time before any person or group becomes an Acquiring Person. If our Board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common stock, our Board may extinguish the rights by exchanging one share of common stock or an equivalent security for each right, other than rights held by the Acquiring Person.

Anti-Dilution Provisions. Our Board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the preferred shares or common stock. No adjustments to the purchase price of less than 1% will be made.

Amendments. The terms of the rights agreement may be amended by our Board without the consent of the holders of the rights. However, our Board may not amend the rights agreement to lower the threshold at which a person or group becomes an Acquiring Person to below 10% of our outstanding common stock. In addition, the Board may not cause a person or group to become an Acquiring Person by lowering this threshold below the percentage interest that the person or group already owns. After a person or group becomes an Acquiring Person, our Board may not amend the agreement in a way that adversely affects holders of the rights.

DESCRIPTION OF COMMON STOCK WARRANTS

We may issue warrants for the purchase of common stock. The warrants may be issued independently or together with any securities offered by any prospectus supplement. The warrants will be issued under one or more common stock warrant agreements between us and a bank or trust company as common stock warrant agent. The common stock warrant agent will be our agent and will not assume any obligations to any owner of the warrants. The following is a summary of the material terms of the separate common stock warrant agreements. This summary is qualified in its entirety by reference to the form of common stock warrant agreement, a copy of which is an exhibit to our registration statement of which this prospectus forms a part.

General

Under the common stock warrant agreement, warrants may be issued in one or more series. The prospectus supplement and the common stock warrant agreement relating to any series of warrants will include specific terms about the warrants. These terms include some of the following:

•	the type and number of warrants,

•	the amount of related common stock for which the warrant can be exercised and the price or the manner of determining the price and currency or other consideration to purchase such common stock,

•	the expiration date of each warrant,

•	the exercise date of each warrant,

•	the offering price and currency of each warrant,

•	if applicable, the designation and terms of the securities with which each warrant can be issued,

•	any provision dealing with the date on which the warrants and related securities will be separately transferable,

•	any provision granting a mandatory or an optional redemption provision,

•	the identity of the common stock warrant agent,

•	the form of the warrant certificates and

•	any other terms of the warrant.

The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the common stock warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Until a common stock warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock issuable upon exercise of the common stock warrant.

Exercise of Common Stock Warrants

To exercise warrants, the holder must provide the common stock warrant agent with the following:

•	payment of the exercise price,

•	certain information required as described on the reverse side of the warrant certificates,

•	the number of warrants to be exercised and

•	an executed and completed warrant certificate.

The common stock warrant agent will issue a new warrant certificate for any warrants not exercised. The exercise price and the number of shares of common stock that each warrant can purchase will be subject to adjustment in certain events, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. No adjustment will be required until cumulative adjustments require an adjustment of at least 1%.

From time to time, we may reduce the exercise price. No fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable. If we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant shall have the right to the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which such warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Common Stock Warrant Agreement

The common stock warrant agreement will permit us and the common stock warrant agent, without the consent of the common stock warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding certain matters or questions that we and the common stock warrant agent may deem necessary or desirable and which do not adversely affect the interests of the common stock warrant holders.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

Newmont Mining may offer:

•	senior debt securities guaranteed by Newmont USA Limited and

•	subordinated debt securities guaranteed by Newmont USA Limited.

Any senior debt securities will be issued under an indenture between Newmont Mining, Newmont USA and Citibank, N.A., as trustee. Any subordinated debt securities will be issued under a separate indenture between Newmont Mining, Newmont USA and Citibank, N.A., as trustee. All references in this section to debt securities are references to both the senior debt securities and the subordinated debt securities. All references to the indentures are references to both the indenture for senior debt securities and the indenture for the subordinated debt securities. All references to the trustee include both the trustee for the senior debt securities and the trustee for the subordinated debt securities. All references to “we”, “us” or “our” are references to Newmont Mining Corporation.

The following description of the debt securities summarizes certain of the material provisions of the indentures and the debt securities. This summary of the indentures and the debt securities is qualified in its entirety by reference to the Trust Indenture Act of 1939 and the forms of indentures. We have filed the indentures as exhibits to our registration statement of which this prospectus forms a part.

The debt securities will be our unsecured indebtedness. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinate in right of payment to our senior debt securities as well as our other indebtedness that we now or may have in the future. The subordination provisions of the subordinated debt securities are discussed in greater detail below.

The guarantee of the senior debt securities will constitute an unsecured, unsubordinated obligation of Newmont USA and will rank equally with all other unsecured and unsubordinated obligations of Newmont USA. The guarantee of the subordinated debt securities will constitute an unsecured obligation of Newmont USA and will be subordinated in right of payment to all senior or secured indebtedness that Newmont USA has now or may have in the future. The subordination provisions relating to the guarantee of the subordinated debt securities are discussed in greater detail below.

Neither indenture limits the amount of debt securities that we may issue under such indenture. Unless we state otherwise in the prospectus supplement, neither indenture limits the amount of other debt that we can issue.

Both indentures allow us to issue debt securities in one or more series with different terms. The indentures provide that debt securities of a single series can be issued at different times with different interest rates, redemption and repayment provisions. The particular terms of any series of debt securities being offered will be set forth in the prospectus supplement that relates to that series. These terms will include some or all of the following:

•	the title of the debt securities and whether such debt securities are senior or subordinated,

•	the total principal amount and permitted denomination of the debt securities,

•	the percentage of the principal amount of the debt securities at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated,

•	the currency or currencies in which the principal and interest on the debt securities will be payable,

•	the dates on which the principal of the debt securities will mature,

•	the interest rate for the debt securities or the method that will be used to determine the interest rate,

•	the dates on which interest on the debt securities will be payable and the manner in which interest will be paid,

•	any mandatory or optional repayment or redemption provisions,

•	any sinking fund provisions,

•	any index used to determine the amount of payments of principal and/or interest,

•	any additional payment provisions,

•	any provision relating to the issuance of discounted debt securities and

•	in the case of debt securities that are convertible into common stock, the conversion price, the period during which the debt securities may be converted and any other terms of conversion which may differ from the applicable indenture.

Some of the debt securities may be sold at a substantial discount below their stated principal amount and may provide for the payment of no interest or interest at a rate which at the time of issuance is below market rates. We will describe the U.S. federal income tax consequences and other special considerations applicable to any discounted debt securities in the prospectus supplement relating to the discounted debt securities.

Newmont USA Guarantees

Newmont USA will unconditionally guarantee on an unsubordinated basis the due and punctual payment of the principal of, any premium and any interest on the senior debt securities, when and as these payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantees of the senior debt securities will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of Newmont USA.

Newmont USA will unconditionally guarantee on a subordinated basis the due and punctual payment of the principal of, any premium and any interest on the subordinated debt securities, when and as these payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantee of the subordinated debt securities will be subordinated as described in greater detail below.

Newmont USA’s obligations under the guarantee of the debt securities will be as principal obligor and not merely as surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the debt securities or the applicable indenture. Newmont USA also will waive any right to require a proceeding against Newmont Mining before its obligations under the guarantees shall become effective.

Convertibility of the Debt Securities

The holders of debt securities of a specified series that are convertible into shares of common stock of Newmont Mining will be entitled at certain times specified in the prospectus supplement to convert any such securities into common stock. The conversion price and other terms of the conversion will be set forth in the prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness represented by the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of senior indebtedness of Newmont Mining.

The term “senior indebtedness” means the principal of and any premium and interest on any of our indebtedness outstanding on the date of the subordinated debt securities indenture or to be created, incurred or assumed by us after the date of the indenture unless the terms of such indebtedness specifically state that it is not senior in right of payment to the subordinated debt securities.

Upon the insolvency, liquidation, bankruptcy, reorganization or similar proceeding relating to us or our property:

•	the holders of our senior indebtedness will be entitled to receive payment in full of all obligations before payment is made to any holders of the subordinated debt securities and

•	until all obligations with respect to our senior indebtedness are paid in full, any payment to which the holders of the subordinated debt securities would be entitled shall be made to the holders of our senior indebtedness.

In addition, we may not make any payment on account of the subordinated debt securities, if:

•	any of our senior indebtedness is not paid when due or

•	any other default on our senior indebtedness occurs and the maturity of such senior indebtedness is accelerated.

If there is a default with respect to any of our senior indebtedness other than the two types of default described immediately above and the maturity of the indebtedness may be accelerated immediately, a representative of the applicable senior indebtedness has the right to send to us written notice stating that there has been a default. After receipt of such notice, we may not make any payments on the subordinated debt securities until the earlier of:

•	179 days after the receipt of the notice,

•	the date on which the default which gave rise to the notice is no longer continuing,

•	the date that the default has been waived and any acceleration has been rescinded in writing or

•	the date when the applicable senior indebtedness has been paid in full.

Not more than one blockage period notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to our senior indebtedness during such period.

After all of our senior indebtedness is paid in full and all commitments in respect of the senior indebtedness have expired or terminated and until the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of our senior indebtedness to receive distributions applicable to the senior indebtedness.

Subordination of Guarantee of Subordinated Debt Securities

Newmont USA’s guarantee of the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of the senior indebtedness of Newmont USA.

The term “senior indebtedness” means, with respect to Newmont USA, the principal of and any premium and interest on any indebtedness of Newmont USA outstanding on the date of the subordinated debt securities indenture or to be created, incurred or assumed by Newmont USA after the date of the indenture unless the terms of such indebtedness specifically state that it is not senior in right of payment to the subordinated debt securities.

Upon the insolvency, liquidation, bankruptcy, reorganization or similar proceeding relating to Newmont USA or its property:

•	the holders of senior indebtedness will be entitled to receive payment in full of all obligations before payment is made under the guarantee of the subordinated debt securities and

•	until all obligations with respect to senior indebtedness are paid in full, any payment to which the holders of subordinated debt securities would be entitled pursuant to the guarantee of the subordinated debt securities will be made to the holders of senior indebtedness.

In addition, Newmont USA may not make any payment on account of the subordinated debt securities, if:

•	any senior indebtedness of Newmont USA is not paid when due or

•	any other default on senior indebtedness of Newmont USA occurs and the maturity of such senior indebtedness is accelerated.

If there is a default with respect to any senior indebtedness of Newmont USA other than the two types of default described immediately above and the maturity of the indebtedness may be accelerated immediately, a representative of the applicable senior indebtedness has the right to send Newmont USA written notice stating that there has been a default. After receipt of such notice, Newmont USA may not make any payments on the guarantee of the subordinated debt securities until the earlier of:

•	179 days after the receipt of the notice,

•	the date on which the default which gave rise to the notice is no longer continuing,

•	the date that the default has been waived and any acceleration has been rescinded in writing or

•	the date when the applicable senior indebtedness has been paid in full.

Not more than one blockage period notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness of Newmont USA during such period.

After all senior indebtedness of Newmont USA is paid in full and all commitments in respect of the senior indebtedness have expired or terminated and until Newmont USA’s obligations under the guarantee of the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of senior indebtedness of Newmont USA to receive distributions applicable to the senior indebtedness.

Global Notes, Delivery and Form

The debt securities may be issued in the form of one or more global notes that will be deposited with a depositary identified in a prospectus supplement. Each note will be registered in the name of the depositary’s nominee. Unless a global note is exchanged in whole or in part for debt securities in definitive form, a global note may generally be transferred only as a whole and only to another nominee of the depositary or to a successor depositary or its nominee.

Unless otherwise stated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, New York, New York. Currently, it limits the maximum denomination of any single global note to $500 million. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the clearance and recording of the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participant’s accounts. This eliminates the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations such as securities brokers and dealers, banks and trust companies that work through a participant, either directly or indirectly use DTC’s book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

Pursuant to DTC’s procedures, upon issuance of debt securities represented by a global note in connection with the sale of the debt securities to one or more underwriters, DTC will credit the accounts of the participants designated by the underwriters with the principal amount of the debt securities purchased by the underwriters. Ownership of beneficial interests in a global note will be shown

•	on DTC’s records with respect to participants;

•	by the participants with respect to indirect participants and certain beneficial owners; and

•	by the indirect participants with respect to all other beneficial owners.

The laws of some states require that certain persons take physical delivery in definitive form of the securities which they own. Consequently, the ability to transfer beneficial interests in a global note may be limited.

Under the indentures, if the nominee of DTC is the registered owner of a global note, the nominee will be considered the sole owner or holder of the debt securities. Except as provided below, owners of a global note will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders thereof under the indentures for any purpose, including with respect to the giving of any directions, instructions or approval to the trustee. However, DTC has advised us that pursuant to its customary practice with respect to the giving of consents and votes, it will deliver an omnibus proxy to the trustee assigning the related holder’s voting rights to the participant to whose account the debt securities are credited on the record date. Each proxy will include a list of participants’ positions in the relevant security as of the record date for a consent or vote.

We will wire to DTC’s nominee principal and interest payments with respect to global notes. We and the trustee will treat DTC’s nominee as the owner of the global notes for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes or for maintaining and reviewing any records relating to the beneficial ownership interest.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit participants’ accounts on the payment date according to their holdings of beneficial interests in the global notes as shown on DTC’s records. DTC’s current practice is to credit such accounts, as to interest, in next-day funds and, as to principal, in same-day funds. Payments by participants to owners of beneficial interests in the global notes will be governed by standing instructions and customary practices between the participants and the owners of beneficial interests in the global notes, as is the case with securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the underwriters, the trustee or us.

Debt securities represented by a global note will be exchangeable for debt securities in definitive form with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary, and we do not appoint a successor depositary within 90 days or

•	we determine not to have the debt securities represented by global notes.

If any of these events occur, DTC will generally notify all direct participants of the availability of definitive debt securities. These securities will be issued in denominations of $1,000 and multiples thereof, in registered form only, and without coupons. We will maintain one or more offices or agencies in New York City to facilitate the transfer or exchange of the global notes. You will not be required to pay any service charges for any transfer or exchange, but we may require you to pay any tax, other governmental charge or payment in connection with the exchange or transfer.

Same-Day Settlement in respect of Global Notes

Secondary trading in definitive long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, debt securities represented by global notes held by DTC will trade in DTC’s Same-Day Funds Settlement System until maturity, and DTC therefore will require that secondary market trading activity in such debt securities settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in debt securities represented by global notes.

Restrictive Covenants Required by the Indenture

The indenture for the senior debt securities requires us to comply with certain restrictive covenants. Some of the provisions are described below. All series of senior debt securities issued under the indenture will be entitled to the benefits of the covenants described below except for any series of senior debt securities that provides that they are not entitled to the benefits of the covenants described below.

Definition of Attributable Debt

“Attributable Debt” means, with respect to any lease, the present value of the total net rental payments during the remaining term of the lease. The present value will be determined by using the discount rate implicit in the terms of the lease as determined by two of our officers and will be compounded semiannually. The net amount of rent we may pay under any lease for any period is the amount of rent payable for the period but excluding payments for maintenance, repairs, insurance, taxes, assessments, water rates or similar charges. For any lease which we may terminate by paying a penalty, the net amount of rent will include the penalty, but no rent will be included after the first date that the lease may be terminated.

Definition of Consolidated Net Tangible Assets

“Consolidated Net Tangible Assets” means the aggregate amount of assets minus the following:

•	applicable reserves and other properly deductible items,

•	all current liabilities excluding (1) those that the borrower may extend or renew to a time more than 12 months after the time the amount of the liability is being computed, (2) current maturities of long-term indebtedness and (3) capital lease obligations and

•	all goodwill shown on our balance sheet.

Definition of Funded Debt

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the determination date or having a maturity of less than 12 months but that the borrower may renew or extend beyond 12 months.

Definition of Principal Property

“Principal Property” means any mine, plant or other facility, the land upon which it stands and the fixtures that are a part of it, (1) which is used primarily for mining and processing and is located in the U.S. and (2) the net book value of which exceeds 5% of Consolidated Net Tangible Assets. Principal Property does not include (1) any mine, plant or facility which, in the opinion of our board of directors, is not of material importance to our total business or (2) any portion of a particular mine, plant or facility which is not of material importance to the use or operation of the mine, plant or facility.

Definition of Restricted Subsidiary

“Restricted Subsidiary” means any Subsidiary (1) with substantially all of its property located, or carrying on substantially all of its business, within the U.S. and (2) which owns a Principal Property. “Restricted Subsidiary”, however, does not include any Subsidiary whose primary business consists of (1) financing operations in connection with leasing and conditional sales transactions on behalf of us and our Subsidiaries, (2) purchasing accounts receivable or making loans secured by accounts receivable or inventory or (3) being a finance company.

Definition of Subsidiary

“Subsidiary” is defined as any corporation or entity in which we or one or more of our Subsidiaries directly or indirectly owns a majority of the voting interests.

Limitation on Liens

The indenture for the senior debt securities will prohibit us and any of our Restricted Subsidiaries from incurring, issuing, assuming or guarantying any debt for money borrowed or any debt evidenced by notes, bonds, debentures or other similar documents (“Debt”) secured by any mortgage, security interest or other liens (collectively, “Mortgages”) on any Principal Property or shares of stock or indebtedness of any Restricted Subsidiary, without securing all outstanding series of debt securities under the applicable indenture (other than any series of debt securities that provide that the debt securities of the series are not entitled to the benefit of this covenant) equally and ratably with (or prior to) the secured Debt to be incurred, issued, assumed or guaranteed. This restriction, however, will not apply if the sum of the following does not exceed 10% of Consolidated Net Tangible Assets:

•	the aggregate principal amount of such secured Debt,

•	all secured Debt which would otherwise be prohibited, and

•	all of our and our Restricted Subsidiary’s Attributable Debt in respect of sale and leaseback transactions which would otherwise be prohibited by the covenant limiting sale and leaseback transactions described below.

The restriction described above also will not apply to debt for borrowed money secured by the following:

•	Mortgages on property, stock or Debt of any entity existing at the time it becomes a Restricted Subsidiary,

•	Mortgages to secure indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary,

•	Mortgages for taxes, assessments or governmental charges or levies (1) that are not yet due and delinquent or (2) the validity of which is being contested in good faith,

•	Mortgages of materialmen, mechanics, carriers, workmen, repairmen, landlords or other similar Mortgages, or deposits to obtain the release of these Mortgages,

•	Mortgages arising under attachment or restraint or similar legal process and the execution or enforcement of which is stayed and which are being contested in good faith,

•	Mortgages (1) to secure public or statutory obligations, (2) to secure payment of workmen’s compensation, (3) to secure performance in connection with tenders, leases of real property, bids or contracts or (4) to secure (or in lieu of) surety or appeal bonds, and Mortgages made in the ordinary course of business for similar purposes,

•	Mortgages in favor of the United States, any state in the United States, or any foreign governmental entity to secure payments pursuant to any contract or statute (including Debt of the pollution control or industrial revenue bond type) or to secure any debt incurred to finance the purchase price or the cost of construction of the property subject to the Mortgage,

•	Mortgages on property (including capitalized leases), stock or Debt of a corporation (1) existing at the time we or our Restricted Subsidiary acquired the entity, (2) that secure the payment of the purchase price, construction cost or improvement cost of the property, stock or Debt or (3) that secure any Debt incurred prior to, at the time of, or within one year after we or our Restricted Subsidiary acquired the property, shares or Debt, completed the construction on or commenced commercial operation of the property for the purpose of financing the purchase price or construction cost,

•	Mortgages existing at the date of the applicable indenture and

•	any extension, renewal or replacement of any of the Mortgages enumerated above that does not increase the Debt and that is limited to all or a part of the same property, stock or Debt that secured the original mortgage.

The restrictions discussed above also will not apply to (1) any gold-based loan or forward sale arrangement and (2) Mortgages on property that we or any Restricted Subsidiary own or lease to secure our or a Restricted Subsidiary’s proportionate share of any payments required to be made to any Person incurring the expense of developing, exploring or conducting operations for the recovery, processing or sale of the mineral resources of the property.

Limitation on Sales and Leasebacks

The indenture for the senior debt securities will prohibit us and any of our Restricted Subsidiaries from entering into any arrangement with any third party lender or investor under which we or any Restricted Subsidiary will lease for a period, including renewals, in excess of three years, any Principal Property if we or the Restricted Subsidiary sold or will sell or transfer the Principal Property more than 270 days after the acquisition of the

Principal Property or after completion of construction and commencement of full operation of the Principal Property, to the lender or investor or to any person to whom funds have been or will be advanced by the lender or investor on the security of the Principal Property (herein referred to as a “sale and lease-back transaction”), unless:

•	we or any Restricted Subsidiary could create Debt secured by a mortgage on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the debt securities of all series pursuant to the provisions of the covenant on limitation on liens described above or

•	we apply within 180 days after the sale or transfer an amount equal to the greater of (1) the net proceeds of the sale of the Principal Property sold and leased back pursuant to the arrangement or (2) the fair market value of the Principal Property so sold and leased back at the time of entering into the arrangement to:

(a) the purchase of different property, facilities or equipment which has a value at least equal to the net proceeds of the sale or

(b) the retirement of our Funded Debt or that of a Restricted Subsidiary (other than as a result of payment at maturity or pursuant to any mandatory sinking fund or prepayment provision).

The amount to be applied to the retirement of Funded Debt, however, will be reduced by:

•	the principal amount of any debt securities of any series delivered within 180 days after such sale to the trustee for retirement and cancellation,

•	if the debt securities of any series are original issue discount debt securities or provide that an amount other than the face value is payable upon maturity or a declaration of acceleration, the amount that is due and payable with respect to such series pursuant to Section 4.1 of each of the indentures delivered within 180 days after such sale to the trustee for retirement and cancellation and

•	the principal amount of Funded Debt, other than the debt securities, voluntarily retired within 180 days after such sale.

Merger and Consolidation

Newmont Mining

We may consolidate or merge with or into any other entity and may sell, transfer or lease all of our property or substantially all of our property to any entity, if:

•	the entity, if other than us, which resulted from or received the property expressly assumes by supplemental indenture the due and punctual payment of the principal of and any premium or interest on the debt securities and the performance and observance of each agreement to be performed or observed by us under the debt securities and the indentures; and

•	immediately after the completion of the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing.

Newmont USA

Newmont USA may consolidate or merge with or into any other corporation and may sell, transfer or lease all of its property or substantially all of its property, if:

•	the entity, if other than Newmont USA, which resulted from or received the property expressly assumes by supplemental agreement the due and punctual performance and observance of each agreement to be performed or observed by Newmont USA under the debt securities and the indentures; and

•	immediately after the completion of the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing.

Event of Default

“Event of Default”, when used in each of the indentures with respect to any series of debt securities, will mean any of the following:

•	failure to pay interest on any debt security of the series for 30 days after it is due,

•	failure to pay the principal or any premium on any debt security of the series when it is due,

•	failure to pay any sinking fund payment on any debt security of the series when it is due,

•	failure to perform any other covenant in the applicable indenture for the benefit of the series of debt securities that continues for 90 days after we have been given written notice of that failure,

•	events of bankruptcy, insolvency or reorganization of Newmont Mining or Newmont USA.

•	Newmont USA’s guarantee of the debt securities of the series ceases to be in full force or effect except as contemplated by the terms thereof or Newmont USA denies or disaffirms its obligations under the guarantee, or

•	any other Event of Default specified for the series of debt securities.

Within 90 days after a default occurs with respect to any series of debt securities, the trustee must notify the holders of the debt securities of the series of the default if we have not remedied it. Default is defined to include the events listed above without any grace periods. The trustee may withhold notice to the holders of the debt securities of any default except in the payment of principal, premium, interest or sinking fund payment if it in good faith considers the withholding of notice in the interest of all of the holders of the debt securities of the series. We are required to file an annual certificate with the trustee about any default by us under any provisions of the applicable indenture.

If any Event of Default occurs and continues for any series of debt securities, the trustee or the holders of at least 25% of the principal amount of the debt securities of the outstanding series may declare the principal and interest accrued on all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of at least a majority of the aggregate principal amount of the debt securities of that series can annul the declaration. In addition, past defaults other than in payments of principal and interest may also be waived by the same vote.

If an Event of Default occurs and continues for any series of debt securities, the holders of at least a majority of the principal amount of the affected series of debt securities then outstanding may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power given to or conferred upon the trustee under the indentures, for the series of debt securities.

The trustee does not have to exercise any of its rights or powers under either of the indentures at the direction of any holders of notes unless the holders offer the trustee reasonable indemnity or reasonable security against expenses and liabilities.

The Trust Indenture Act of 1939 requires that we file with the trustee annually a written statement regarding the presence or absence of certain defaults.

Defeasance

Defeasance and Discharge of Obligations

Under the indentures, Newmont Mining will be discharged from its non-administrative obligations under the debt securities of any series, and Newmont USA will be discharged from its obligations under the guarantee of debt securities of that series, if we deposit with the trustee in trust sufficient money and/or U.S. government securities to pay the interest and principal due on the stated due date of those payments. This trust may only be established if, among other things, we deliver to the trustee an opinion of counsel stating that, due to an Internal Revenue Service ruling or a change in federal income tax law, holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of this defeasance and will be subject to federal income tax, as if this defeasance had not occurred.

Defeasance of Certain Covenants and Certain Events of Default

The indenture for the senior debt securities provides that we may be released from our obligation to comply with the covenants limiting liens and sale and leaseback transactions, and with any related Event of Default if we deposit with the trustee in trust money and/or U.S. government securities which provide for payment of the principal of and each installment of interest on the debt securities due on the stated maturity of such payments. Our other obligations under the indenture and the senior debt securities of such series and other Events of Default and Newmont USA’s obligations under the related guarantee would remain in full force and effect. The trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel stating that the holders of the senior debt securities of such series will not recognize income, gain, or loss for federal income tax purposes as a result of a deposit and defeasance of the covenants and the Event of Default noted above and will be subject to federal income tax as would have been the case if such deposit and defeasance had not occurred.

If we exercise the option described in this section and the debt securities of a series are declared due and payable because of the occurrence of an Event of Default other than the Event of Default related to the covenants limiting liens and sale and leaseback transactions, the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the senior debt securities of a series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from the Event of Default.

Changes to Indentures

Under each of the indentures, Newmont Mining, Newmont USA and the trustee may modify the rights and obligations of Newmont Mining and Newmont USA and the rights of the holders of debt securities with the consent of the holders of at least a majority of the principal amount of the outstanding debt securities of all series issued under the indentures affected by the modification. However, we must get the consent of the holder of each debt security affected to make the following changes to the debt securities:

•	an extension of the fixed maturity of any debt security,

•	a reduction of the principal amount payable on any debt security,

•	a reduction in the rate of interest payable on any debt security,

•	a change in currency in which payments are made,

•	an extension of the time of payment of interest,

•	a modification that affects adversely any right of a holder of a debt security to repayment,

•	a reduction in the principal amount of an original issue discount debt security due and payable upon a acceleration of the maturity,

•	an adverse change in or elimination of conversion rights,

•	a reduction in the portion of the principal amount of a debt security provable in bankruptcy,

•	a reduction in amounts payable upon redemption,

•	a reduction in the rate of interest payable on overdue amounts and

•	a reduction in the percentage of holders of the outstanding debt securities of each series required to consent to any modification discussed above.

Under each of the indentures, we can make certain modifications to the applicable indenture with the consent of the trustee but without the consent of any holders of debt securities to evidence our merger, the replacement of the trustee and for certain other purposes.

Duties and Powers of the Trustee

Except during the continuance of an Event of Default, the trustee under each of the indentures will perform only the duties set forth in the applicable indenture. During the continuance of any Event of Default, the trustee will exercise the rights and powers given it under the applicable indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under similar circumstances in the conduct of his own affairs.

The trustee may acquire and hold our securities and, subject to certain conditions, otherwise deal with us as if it were not trustee.

We currently conduct banking transactions with the trustee in the ordinary course of our business.

DESCRIPTION OF DEBT SECURITY WARRANTS

We may issue warrants for the purchase of debt securities. The warrants may be issued independently or together with any securities offered by any prospectus supplement. The warrants will be issued under one or more debt security warrant agreements between us and a bank or trust company as debt security warrant agent. The debt security warrant agent will be our agent and will not assume any obligations to any owner of the debt security warrants. We have summarized below certain material provisions of the separate debt security warrant agreements. This summary is qualified in its entirety by reference to the debt security warrant agreement.

General

Under the debt security warrant agreement, the warrants may be issued in one or more series. The prospectus supplement and the debt security warrant agreement relating to any series of warrants will include specific terms about the warrants. These terms include some of the following:

•	the type and number of warrants,

•	the aggregate principal amount of related debt securities for which the warrant can be exercised and the price or the manner of determining the price and currency or other consideration to purchase such debt securities,

•	the expiration date of each warrant,

•	the exercise date of each warrant,

•	the offering price and currency of each warrant,

•	if applicable, the designation and terms of the securities with which each warrant can be issued,

•	any provision dealing with the date on which the warrants and related securities will be separately transferable,

•	any provision granting a mandatory or an optional redemption provision,

•	the identity of the debt security warrant agent,

•	the form of the debt security warrant certificates and

•	any other terms of the warrant.

The warrants will be represented by certificates. The warrants may be exchanged pursuant to the procedure outlined in the debt security warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the debt securities issuable upon exercise of the warrant.

Exercise of Debt Security Warrants

To exercise warrants, the holder must provide the debt security warrant agent with the following:

•	payment of the exercise price,

•	certain information required by the reverse side of the warrant certificates,

•	the number of warrants to be exercised and

•	an executed and completed warrant certificate.

The debt security warrant agent will issue a new warrant certificate for any warrants not exercised. From time to time, we may reduce the exercise price.

Modification of the Debt Security Warrant Agreement

The debt security warrant agreement will permit us and the debt security warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity,

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions or

•	to add new provisions regarding certain matters or questions that we and the debt security warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus

•	through agents,

•	through underwriters or dealers, or

•	directly to one or more purchasers.

The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices. The fixed price may be changed to reflect market prices prevailing at the time of sale at negotiated prices.

Except for the common stock, the securities will have no established trading market. Underwriters and agents to whom securities are sold for public offering and sale may make a market in the securities, but will not be obligated to do so and could stop doing so at any time without notice. We cannot guarantee that there will be a market for the securities.

In connection with the sale of offered securities, underwriters may receive compensation from us or from purchasers of offered securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell offered securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions and commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Underwriters, dealers, agents or direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended, and any discounts or commissions that we pay to them and any profit on their resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933, as amended. We will identify any underwriters, dealers, agents or direct purchasers and describe their compensation in the prospectus supplement.

We may have agreements with the underwriters, dealers and agents who participate in the sale of offered securities to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase debt securities which will be paid for and delivered on a future date specified in the prospectus supplement. The obligations of any purchasers under this delayed delivery and payment arrangements will not be subject to any conditions except that the purchase at delivery must not be prohibited under the laws of any jurisdiction in the United States to which the institution is subject. The underwriters and dealers will not have any responsibility for the validity and performance of these contracts.

LEGAL OPINION

White & Case LLP will issue for us an opinion about the legality of the offered securities.

EXPERTS

The financial statements of Newmont Mining Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Newmont Mining Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to various restatements described in Note 23 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Nusa Tengarra Partnership V.O.F., an equity investee of Newmont,

incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Nusa Tengarra Partnership V.O.F. incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to various restatements in Note 16 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Franco-Nevada Mining Corporation Limited (now Newmont Mining Corporation of Canada Limited) as of March 31, 2001 and 2000 and for each of the three years ended March 31, 2001, incorporated in this prospectus by reference to the Current Report on Form 8-K/A filed on April 15, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Normandy Mining Limited (now Newmont Australia Limited) as of June 30, 2001 and 2000 and for the years then ended, incorporated in this prospectus by reference to Amendment No. 2 to the Current Report on Form 8-K/A filed by Newmont Mining Corporation on April 15, 2003 have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the reconciliation to accounting principles generally accepted in the United States of America in Note 40, as discussed in Note 41), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Behre Dolbear & Company, Inc., a mineral industry consulting firm, performed an independent appraisal of goodwill assigned to our reporting units in connection with the February 2002 acquisitions of Franco-Nevada Mining Corporation Limited (now Newmont Mining Corporation of Canada Limited) and Normandy Mining Limited (now Newmont Australia Limited). The financial statements of Newmont incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2002 have been so incorporated in reliance on the appraisal of Behre Dolbear & Company, Inc., given on the authority of said firm as experts in mining industry appraisals.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC’s web site at http://www.sec.gov. The information on our website is not incorporated by reference into and is not made a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that may be offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2002 (as amended by an Annual Report on Form 10-K/A filed on October 24, 2003);

•	Annual Report of Form 10-K/A for the year ended December 31, 2001 filed on March 20, 2003;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 (as amended by a Quarterly Report on Form 10-Q/A filed on October 24, 2003), June 30, 2003 (as amended by a Quarterly Report on Form 10-Q/A filed on October 24, 2003) and September 30, 2003;

•	Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 each filed on April 11, 2003;

•	Current Reports on Form 8-K filed on April 22, 2003 and November 7, 2003;

•	Current Report on Form 8-K/A filed on April 15, 2003 amending Current Report on Form 8-K filed on March 1, 2002 and subsequently amended on April 16, 2002; and

•	The description of our common stock contained in our registration statement on Form 8-A for our common stock filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these documents at no cost to you, by writing or telephoning us as follows:

Newmont Mining Corporation

1700 Lincoln Street

Denver, Colorado 80203

Attn: Office of the Secretary

(303) 863-7414

You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Newmont USA is our consolidated wholly owned subsidiary. Newmont USA is not required to file separate reports with the SEC.

$600,000,000

Newmont Mining Corporation

5.875% Notes due 2035

P R O S P E C T U S   S U P P L E M E N T

March 17, 2005

Joint Book-Running Managers

Citigroup

JPMorgan

Lead Manager

UBS Investment Bank

HSBC

RBS Greenwich Capital

Scotia Capital

ANZ Securities, Inc.

Bear, Stearns & Co. Inc.

BNY Capital Markets

CIBC World Markets

RBC Capital Markets